SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                           ---------------------------

                                    FORM 8-K

                           ---------------------------

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): April 25, 2004



                                   MFB CORP.

             (Exact name of registrant as specified in its charter)



                                     INDIANA

                 (State or other jurisdiction of incorporation)



0-23374                                                               35-1907258
(Commission File Number)                                (Commission File Number)




121 South Church Street
P.O. Box 528
Mishawaka, Indiana                                                         46544
(Address of principal executive offices)                              (Zip Code)



Registrant's telephone number, including area code: (574) 255-3146





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Item 5. Other Events

     On April 26, 2004, MFB Corp. (the "Registrant") and Sobieski Bancorp, Inc. ("Sobieski") jointly announced the signing of a definitive agreement (the "Agreement") pursuant to which MFB Financial, Registrant's federal savings associated subsidiary ("MFB"), will acquire certain assets and assume certain liabilities (the "Acquisition") of Sobieski Bank, Sobieski's federal savings association subsidiary ("Sobieski Bank").

     Under the terms of the agreement, MFB Financial will pay Sobieski Bank $1,026,682 (subject to certain adjustments). As of December 31, 2003, Sobieski Bank had approximately $110.5 million of assets and approximately $106.1 million of liabilities. Among items excluded from the Acquisition under the agreement are approximately $7.6 million (net book value after allowances and charge-offs as of January 31, 2004) of troubled and/or substandard assets, including certain commercial loans, real estate owned, assets seized in connection with litigation related to fraudulent activity affecting Sobieski Bank, and other items. These excluded assets are expected to be liquidated in an orderly manner, after which time Sobieski Bancorp will be liquidated and the net proceeds after expenses distributed to its shareholders. No assurance can be given that the excluded assets will be liquidated at or above their net book value after allowances and charge-offs.

     The Acquisition is expected to close in the third quarter of 2004. The Agreement has been approved by the boards of directors of Registrant, Sobieski and Sobieski Bank. However, it is subject to certain other conditions, including the approval of the shareholders of Sobieski and the approval of regulatory authorities.

     Pursuant to General Instruction F to Form 8-K, the Agreement concerning the Acquisition is incorporated herein by reference and is attached hereto as
Exhibit 2, and the press release issued April 26, 2004, concerning the Acquisition is incorporated herein by reference and is attached hereto as
Exhibit 99.


Item 7. Financial Statements and Exhibits

     (c)  Exhibits
          --------

          Exhibit 2 Purchase and Assumption Agreement by and between MFB Financial, Sobieski Bank, and Sobieski Bancorp, Inc. dated April 25, 2004.

          Exhibit 99  Press Release dated April 26, 2004.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         By:  /s/ Charles J. Viater
                                              ----------------------------------
                                              Charles J. Viater
                                              President and CEO
 Dated:  April 26, 2004










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